December 20, 2024

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated October 30, 2023 regarding the sale of an indefinite number of Shares of the Column Small Cap Select Fund, Column Small Cap Fund, Column Mid Cap Select Fund and Column Mid Cap Fund, each a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.